Exhibit 99.1

NEWS

BOB EULAU HAS BEEN NAMED AS NEXT CHIEF EXECUTIVE OFFICER

JURE SOLA WILL REMAIN ON THE BOARD AND BECOME EXECUTIVE CHAIRMAN

San Jose, CA — July 6, 2017.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced that its Board of Directors has unanimously voted to appoint Bob Eulau as Chief Executive Officer and a member of the Board, effective October 2, 2017.  Concurrently, Jure Sola will assume the role of Executive Chairman.

“Bob and I have collaborated for the last eight years and he has been instrumental in the successful transformation of Sanmina, making this a perfect time for him to become Sanmina’s next Chief Executive Officer,” stated Jure Sola, Chairman and Chief Executive Officer.  “Bob has a deep understanding of Sanmina’s strategy, customer focus, technology offerings and day-to-day execution.  I am confident we’ve selected a strong leader.  Bob’s wealth of experience and strong leadership are invaluable to the strategic direction of Sanmina and are precisely what Sanmina needs for a successful future.”

Eulau has over 32 years of experience in the technology industry.  He has held the role of Executive Vice President and Chief Financial Officer of Sanmina since September 2009.  During this time he has played a key role in strengthening the financial position of Sanmina.  His focus on key markets, differentiated technology and operational excellence are key attributes to ensure the continued success of Sanmina.  Eulau started his career at Hewlett Packard in 1985 and spent over 15 years in various leadership roles while there.  He was the CFO of HP’s largest business unit when he left in 2001.  In 2001, Eulau became CFO of Rambus lnc., a semiconductor technology company.   Prior to joining Sanmina, he held the position of Executive Vice President, Chief Operating Officer, and Chief Financial Officer of Alien Technology Corporation, an RFID company.

“Jure’s vision and leadership have built Sanmina into a strong leader in the electronics manufacturing industry.  Jure and Sanmina are held in the highest regard by our customers, employees and shareholders,” said Bob Eulau.  “This is an exciting time for Sanmina as we work with excellent customers and execute well.  Our technical capabilities, geographic footprint and financial strength position us well for the future.  The key to our future success is the talent and passion of our employees around the world.  I couldn’t be more honored to lead Sanmina into its next chapter.”

Wayne Shortridge, Lead Independent Director of Sanmina’s Board, said, “I’ve had the opportunity to interact with Bob over the last eight years and he has demonstrated the business acumen for the position.  I am confident he is ready to lead Sanmina.  As part of our ongoing succession planning, Jure and the Board have been actively engaged with Bob in preparation for this transition and we are excited to have Bob become the second Chief Executive Officer in the history of Sanmina.”

Sanmina also announced that Jure Sola, Co-founder, Chairman of the Board and Chief Executive Officer will assume the role of Executive Chairman on October 2, 2017.  Sola will focus his time on supporting Eulau by interacting with current and prospective customers and advising on the strategic direction of the Company.  Sola has served as Sanmina’s Chief Executive Officer since 1991 and has been a major contributor to building the Company since its founding in 1980.  He led the management buyout of the Company with Morgan Stanley in 1989, repositioned Sanmina as a technology company and took the Company public in 1993. Sola has successfully built the Company from $65 million in revenue to a run rate approaching $7 billion today, with operations in 25 countries and employing approximately 48,000 people.

“On behalf of the Sanmina Board, we want to thank Jure for his 37 years of visionary and strategic leadership.  Jure’s entrepreneurial spirit resonates in Sanmina’s culture and has laid the foundation for the Company’s future.  We are fortunate to have Jure remain on the Sanmina Board as Executive Chairman,” stated Shortridge.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, storage, industrial, defense, medical, energy, and industries that include embedded computing technologies, such as point of sale devices, casino gaming and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact
Paige Bombino
Vice President, Investor Relations
(408) 964-3610